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                                                                       EXHIBIT 5


                                 Brouse McDowell
                        A Legal Professional Association
                            500 First National Tower
                                Akron, Ohio 44308
                                 (330) 535-5711



                                  May 19, 1999



FirstMerit Corporation
III Cascade Plaza, 7th Floor
Akron, Ohio 44308

         Re:      Registration on Form S-8 of 6,600,000 Shares of
                  Common Stock of FirstMerit Corporation

Gentlemen:

         We are acting as counsel to FirstMerit Corporation (the "Company") in connection with the issuance and sale by the Company of up to 6,600,000 shares of its Common Stock (the "Shares") pursuant to the FirstMerit Corporation 1999 Stock Plan; the FirstMerit Corporation 1997 Stock Plan; the Amended and Restated FirstMerit Corporation Executive Deferred Compensation Plan and the Amended and Restated FirstMerit Corporation Director Deferred Compensation Plan (the "Plans" and each a "Plan").

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares which may be issued and sold pursuant to the Plans have been duly authorized and, when issued and sold in accordance with the provisions of the applicable Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission to effect registration of the Shares under the Securities Act of 1933.

                         Very truly yours,

                         Brouse McDowell, A Legal Professional Association

                         /s/ Brouse  McDowell, A Legal Professional Association



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